Exhibit 99.1

UNIFY REPORTS FISCAL 2008 THIRD QUARTER RESULTS

  Total Revenue Increases 76% Year-Over-Year

  Continued Profitability with Net Income of $1.1 million; EPS of $0.14

  Generates Operating Cash Flow of $427,000

  Raises Annual Revenue and EBITDA Guidance

SACRAMENTO, Calif., – March 4, 2008 – Unify Corp. (OTC BB: UFYC), a global provider of application modernization software, today announced financial results for its third quarter of fiscal 2008, ended January 31, 2008.

Fiscal Third Quarter 2008 Highlights

  Total revenue increased 76% year-over-year to $5.8 million.

  Software license revenue increased 93% year-over-year to $3.0 million.

  Services revenue increased 62% year-over-year to $2.9 million.

  Income from operations was $1.3 million versus a loss of $500,000 a year ago.

  Net income of $1.1 million versus a net loss of $1.3 million a year ago.

  Earnings per share of $0.14 versus a loss per share of $0.22 a year ago.

  Non-GAAP earnings per share of $0.18 versus a loss per share of $0.18 a year ago.

  Adjusted EBITDA of $1.6 million versus a negative $230,000 a year ago.

  Operating Cash Flow was $427,000 versus a negative $483,000 a year ago.

Business Discussion

“Momentum continues to increase in the acceptance, adoption and expansion of our database and development software among our global customers and partners,” said Todd Wille, chief executive officer, of Unify. “The robustness of our products continues to be validated by the growing number of existing clients who are choosing to expand the footprint of our solutions within their organizations, such as our recent $800,000 win with a Russian commercial bank to expand our database product to every branch. In addition to the expansion we are experiencing within our existing customer base, we added 49 new database and development software customers for the quarter, bringing the total of new customers for the first nine months of our fiscal year to 191.”

Wille continued, “In our Composer business, we won two paid-for Proof of Concepts (POCs) with large financial services companies during the quarter, each of which came to us as a result of our partnership with Microsoft. During the third quarter, we more than doubled our pipeline of prospects and experienced a significant increase in request for proposals for our Composer migration solution. Also, Microsoft began a second global seminar series in late February, featuring Unify as a key partner and showcasing Composer as a leading solution for transitioning

Lotus Notes applications to the Microsoft stack. The tour includes the cities of Detroit, Philadelphia, London, Munich and Paris where Unify has a strong sales presence. We believe we are well positioned to capitalize on the large Lotus Notes migration opportunity we have with Composer and look forward to updating you on our progress.”

Financial Results

The Company reported total revenues in the third quarter of fiscal 2008 of $5.8 million, up 76% as a result of organic and acquisition related growth when compared to $3.3 million in the third quarter of fiscal 2007. Software licenses revenue increased 93%, to $3.0 million, compared to $1.5 million for the fiscal third quarter in 2007. Services revenue was up 62%, to $2.9 million for the quarter, compared to $1.8 million for the same quarter of fiscal 2007.

Net income was $1.1 million or $0.14 per diluted share compared to a net loss of $1.3 or a $0.22 loss per share in the third quarter of fiscal 2007. Non-GAAP net income for the quarter was $1.4 million or $0.18 per diluted share, compared to a non-GAAP net loss of $1.1 million, or $ 0.18 loss per share in the same quarter of last year.

For the nine-month period of fiscal 2008, the Company reported total revenues of $14.8 million, up 104% as a result of organic and acquisition related growth, compared to $7.2 million for the same period of fiscal 2007. Software licenses revenue for the nine-month period increased 135% to $6.4 million, compared to $2.7 million for the same period of fiscal 2007. Services revenue was up 85%, to $8.4 million, compared to $4.5 million for the same period last year.

Net income for the nine-month period of fiscal 2008 was $1.6 million or $0.23 per diluted share, compared to a net loss of $2.2 million or a $0.38 loss per share for the same period of fiscal 2007. Non-GAAP net income was $2.5 million, or $0.37 per diluted share for the nine months ended January 31, compared to a non-GAAP net loss of $2.0 million or $0.33 loss per share in the same period of fiscal 2007.

Adjusted EBITDA for the third quarter was $1.6 million compared to a negative $230,000 last year. Adjusted EBITDA for the first nine months of fiscal 2008 was $3.3 million compared to a negative $235,000 for the same period last year. Adjusted EBITDA is calculated by taking the Company’s operating income and adjusting for depreciation and amortization and non-cash stock-based compensation.

Unify ended its fiscal 2008 third quarter with total cash and cash equivalents of $1.7 million, as compared to $1.7 million at October 31, 2007 and $2.1 million at April 30, 2007. The Company achieved positive cash flow from operations of $427,000 in the quarter. During the first nine months of fiscal 2008, the Company made payments of approximately $1.8 million for principal, interest and acquisition- related costs, which reduced the ending cash balance.

Fully diluted share count used for GAAP and non-GAAP earnings per share calculations in the third quarter of fiscal 2008 was 7.6 million.

NASDAQ Application

In a separate announcement released today, the Company reported that since the close of the third quarter, ComVest Capital LLC has converted approximately $1.1 million of its term debt into 226,000 shares of registered Unify common stock during the month of February 2008. The issuance of these shares plus the Company’s January 31, 2008 ending stockholders’ equity balance has increased shareholders’ equity to the level required for NASDAQ listing. As such, the Company has applied for listing on NASDAQ.

Fiscal 2008 Annual Guidance Update

As a result of strong third quarter results in part driven by an $800,000 contract with a Russian commercial bank, the Company has raised its fiscal 2008 total revenue guidance by approximately eight percent. The Company now expects revenue for 2008 to be in the range of $18.5 million to $19.5 million, with EBITDA in the range of $3.4 million to $3.8 million including an estimated charge of $350,000 expected in the fourth quarter related to the closure of its German subsidiary, compared to previously stated expectations of revenues in the range of $17 million to $18 million with EBITDA in the range of $2.75 million to $3.25 million for fiscal 2008.

Investor Conference Call:

Unify management will host a conference call today, March 4, 2008, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal third quarter 2008 financial results. The call can be accessed by dialing (800) 240-2134 or (303) 262-2142, and giving the pass code “UNIFY.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section of the site.

About Unify

Unify (OTCBB:UFYC) is a global provider of service-oriented architecture (SOA) enablement, application modernization and application enhancement solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing the performance of applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Sacramento, Calif., with offices in London, Munich, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our product and service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

(Tables to Follow)

UNIFY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
Revenues:
Software licenses	$2,973	$1,538	$6,369	$2,714
Services	2,869	1,772	8,383	4,520
Total revenues	5,842	3,310	14,752	7,234

Cost of Revenues:
Software licenses	36	217	129	286
Services	407	224	898	756
Total cost of revenues	443	441	1,027	1,042
Gross profit	5,399	2,869	13,725	6,192

Operating Expenses:
Product development	929	789	2,637	1,556
Selling, general and administrative	3,160	2,578	8,716	5,243
Total operating expenses	4,089	3,367	11,353	6,799
Income (loss) from operations	1,310	(498)	2,372	(607)
Other income (expense), net	(189)	(202)	(669)	(93)
Income (loss) from continuing operations
before income taxes	1,121	(700)	1,703	(700)
Provision for income taxes	41	77	150	77
Income (loss) from continuing operations	1,080	(777)	1,553	(777)
Loss from discontinued operations	—	(505)	—	(1,445)
Net income (loss)	$1,080	$(1,282)	$1,553	$(2,222)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.16	$(0.13)	$0.25	$(0.13)
Discontinued operations	—	(0.09)	—	(0.25)
Net income (loss)	$0.16	$(0.22)	$0.25	$(0.38)

Diluted earnings per share:
Continuing operations	$0.14	$(0.13)	$0.23	$(0.13)
Discontinued operations	—	(0.09)	—	(0.25)
Net income (loss)	$0.14	$(0.22)	$0.23	$(0.38)

Shares used in computing net income (loss) per share:
Basic	6,626	5,935	6,241	5,915
Diluted	7,581	5,935	6,789	5,915

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2008	2007	2008	2007
GAAP Net income (loss)	$1,080	$(1,282)	$1,553	$(2,222)

Amortization of intangible assets	204	123	607	123
Stock based compensation expenses	58	76	145	105
Amortization of discount on notes payable	59	29	174	29
Total adjustments to GAAP net income	321	228	926	257

Non-GAAP net income (loss)	$1,401	$(1,054)	$2,479	$(1,965)

Non-GAAP diluted earnings per share	$0.18	$(0.18)	$0.37	$(0.33)

GAAP operating income (loss)	$1,310	$(498)	$2,372	$(607)

Amortization of intangible assets	204	123	607	123
Depreciation	38	69	134	144
Stock based compensation expenses	58	76	145	105
Total adjustments to GAAP operating income	300	268	886	372

Non-GAAP operating income (loss) - Adjusted
EBITDA	$1,610	$(230)	$3,258	$(235)